Lease Renewal/Option to Renew

1 December 2016

VapAria Corporation, Lessee, wishes to exercise its option to renew the Commercial Lease with 5550 Nicollet LLC for a period of one (1) year as provided for in the lease between the parties.

Both parties agree to extend the Lease with the new expiration to be December 31, 2017 at the agreed upon annual rental rate of $9,180.

Further, both parties are aware of the default in performance of this lease by VapAria Corporation resulting in outstanding rental payments due and payable. Despite this deafault the parties hereby agree to extend the lease period as noted above.

For 5550 Nicollet, LLC

(Lessor)

For VapAria Corporation

(Lessee)